Registration No. 333-82119
                                                        Rule 424(b)(2)

PRICING SUPPLEMENT No. 28 Dated September 21, 2000
(To Prospectus dated July 22, 1999)

                         $7,500,000,000

   H O U S E H O L D   F I N A N C E   C O R P O R A T I O N

                       Medium Term Notes

           Due Nine Months or More from Date of Issue

Principal Amount:   $150,000,000

Price to Public:    100%                Proceeds to HFC:  99.917%

Issue Date:    September 26, 2000    Stated Maturity: September 26, 2003

Redeemable On or After:  Not Applicable

Initial Interest Rate:   To be determined on September 25, 2000

Interest Rate Basis:     Federal Funds Rate

Spread or Spread Multiplier:  Plus .50% (+ 50 basis points)

Interest  Payment  Dates:  On the 26th of March, June,  September  and
     December of each year, commencing December 26, 2000, and the Stated Maturity. If said day is not a Business day, such interest payment date shall be postponed to the next succeeding Business Day except if such day falls in the next calendar month, such Interest Payment Date will be the immediately proceeding day that is a Business Day.

Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.

Interest Determination Date: On the Business Day prior to each Interest Reset Date.

Interest Reset Date:  On each Business Day.

Index Maturity:  Daily.

Agent:  Merrill Lynch & Co. - $150,000,000

Agent's Discount or Commission:    .083%